Exhibit 99.1
ENERGEN CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
The unaudited pro forma condensed consolidated income statement reflects the historical income statement of Energen Corporation (Energen or the Company) adjusted on a pro forma basis to give effect to the sale of the majority of its natural gas assets in the San Juan Basin in New Mexico and Colorado for an aggregate purchase price of $395 million.

The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2015 gives effect to the sale as if it occurred on January 1, 2015. The actual pre-tax sales proceeds received by Energen when the transaction closed on March 31, 2015 were approximately $384 million, before consideration of transaction costs of approximately $2.8 million.

The unaudited pro forma condensed consolidated income statement has been prepared in accordance with Article 11 of Regulation S-X and is for informational purposes only. This unaudited pro forma condensed consolidated income statement does not purport to indicate the results that would actually have been obtained had the sale been completed on the assumed date or for the periods presented, or which may be realized in the future. The unaudited pro forma condensed consolidated income statement, including the notes thereto, should be read in conjunction with the historical financial statements of the Company included in our 2015 Annual Report on Form 10-K. The unaudited pro forma condensed consolidated income statement has been prepared using the estimates upon which the payments at closing were based.

Exhibit 99.1
ENERGEN CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLDIATED STATEMENT OF INCOME
FOR YEAR THE ENDED DECEMBER 31, 2015

		Pro Forma
(in thousands, except share data)	As Reported	Adjustments		Pro Forma
Revenues
Oil, natural gas liquids and natural gas sales	763,261	(24,246)	a	739,015
Gain (loss) on derivative instruments, net	115,293	(8,369)	a	106,924
Total revenues	878,554	(32,615)		845,939
Operating Costs and Expenses
Oil, natural gas liquids and natural gas production	228,380	(14,526)	a	213,854
Production and ad valorem taxes	57,380	(1,908)	a	55,472
Depreciation, depletion and amortization	593,789	(8,068)	a	585,721
Asset impairment	1,292,308	—	a	1,292,308
Exploration	14,878	—	a	14,878
General and administrative	149,132	560	a	149,692
Accretion of discount on asset retirement obligations	7,108	(433)	a	6,675
(Gain) loss on sale of assets and other, net	(26,570)	26,969	b	399
Total operating costs and expenses	2,316,405	2,594		2,318,999
Operating Income (Loss)	(1,437,851)	(35,209)		(1,473,060)
Other Income (Expense)
Interest expense	(43,108)	1,212	c	(41,896)
Other income	223	—		223
Total other expense	(42,885)	1,212		(41,673)
Income (Loss) From Continuing Operations Before Income Taxes	(1,480,736)	(33,997)		(1,514,733)
Income tax expense (benefit)	(535,005)	(12,697)	d	(547,702)
Income (Loss) From Continuing Operations	$(945,731)	$(21,300)		$(967,031)

Diluted Earnings per Average Common Share
Continuing Operations	$(12.43)	$(0.28)	e	$(12.71)
Basic Earnings per Average Common Share
Continuing Operations	$(12.43)	$(0.28)	e	$(12.71)

Diluted Average Common Shares Outstanding	76,078,371			76,078,371
Common Average Common Shares Outstanding	76,078,371			76,078,371

Exhibit 99.1
ENERGEN CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

1.	Unaudited Pro Forma Condensed Consolidated Statement of Income Adjustments

The unaudited pro forma condensed consolidated statement of income adjustments for the year ended December 31, 2015 related to the sale are as follows:

a)	Reflects the elimination of the operating results of the San Juan Basin natural gas assets.

b)	Reflects the elimination of the gain on sale recorded in connection with the disposition of the San Juan Basin natural gas assets.

c)
Reflects a reduction in interest expense related to the use of net proceeds from the sale to repay outstanding borrowings under the Company’s September 2014 Credit Facility. The Company assumed $386.2 million of the proceeds were used to repay outstanding borrowings, which was calculated using estimated sales proceeds of $395 million less estimated transaction costs of $2.8 million and less estimated current taxes payable associated with the sale of $6 million.

d)
Income tax expense has been calculated utilizing a statutory tax rate of 36 percent. Income tax expense also includes an additional expense of $0.5 million as a result of re-measuring the Company’s state deferred tax liabilities. This re-measurement reflected the state apportionment changes related to the sale of the San Juan Basin properties.

e)	The calculations of pro forma basic and diluted earnings per share for the period presented reflect the effect of the above-mentioned revenue and expense items.